Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 20, 2020, with respect to the financial statements of Starboard Value A LP included in the Registration Statement (Form S-3) of Cowen Inc. for the registration of common stock, preferred stock, warrants and debt securities.

/s/ Ernst & Young LLP

New York, New York

November 9, 2020